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Exhibit 10.4.5

FOURTH LEASE MODIFICATION AGREEMENT

        FOURTH LEASE MODIFICATION AGREEMENT (hereinafter called this "Agreement") dated as of the 13th day of May, 2004 between BFP ONE LIBERTY PLAZA CO. LLC, having an office c/o Brookfield Financial Properties, Inc., One Liberty Plaza, 165 Broadway, New York, New York 10006 (hereinafter called "Landlord"), and ARCH INSURANCE COMPANY, a Missouri corporation, having an office at One Liberty Plaza, 165 Broadway, New York, New York 10006 (hereinafter called "Tenant").

W I T N E S S E T H:

        WHEREAS:

        A.    Landlord and Tenant have heretofore entered into a certain lease dated September 26, 2002, as amended by that certain First Lease Modification Agreement (hereinafter called the "First Modification") dated May 7, 2003, by that certain Second Lease Modification Agreement (hereinafter called the "Second Modification") dated as of July 31, 2003, and by that certain Third Lease Modification Agreement (hereinafter called the "Third Modification") dated as of February 18, 2004 (such lease, as the same has been and may hereafter be further amended, being hereinafter called the "Lease"), with respect to entire rentable area of the fifty-third (53rd) and seventeenth (17th) floors of the building, a portion of the sixteenth (16th) floor of the building, and storage space located on the concourse level (hereinafter called the "Initial Storage Space") of the building (hereinafter collectively called the "Premises"), in the building known as One Liberty Plaza, 165 Broadway, New York, New York (hereinafter called the "Building") for a term expiring on January 31, 2014 with respect to the portions of the Premises located on the 53rd and 17th floors of the Building and the Initial Storage Space, and on the 16th Floor Added Space Expiration Date (as such term is defined in the Third Modification, which date may be extended pursuant to the terms and provisions of the Third Modification) with respect to the portion of the Premises located on the 16th floor of the Building, or on such earlier date upon which the term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law; and

        B.    The parties hereto desire to modify the Lease to provide for the inclusion therein of additional storage space upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.     All defined terms contained in this Agreement and not otherwise defined herein shall, for purposes hereof, have the same meanings ascribed to them in the Lease.

          2.     Effective as of April 23, 2004 (hereinafter called the "Additional Storage Space Inclusion Date") and ending on January 31, 2014 (the "Additional Storage Space Expiration Date"), there shall be added to and included in the Premises the following additional space in the Building, to wit:

      The portion of the basement level of the Building substantially as shown hatched on the floor plan annexed hereto as Exhibit A (hereinafter called the "Additional Storage Space"), which Landlord and Tenant agree for purposes hereof shall be deemed to contain approximately 983 rentable square feet.

  Landlord does hereby lease to Tenant and Tenant does hereby hire from Landlord the Additional Storage Space subject and subordinate to all superior leases and superior mortgages as provided in the Lease and upon and subject to all the covenants, agreements, terms and conditions of the Lease as supplemented by this Agreement.

          3.     Effective during the period commencing on the Additional Storage Space Inclusion Date and ending on the Additional Storage Space Expiration Date, the Lease shall be modified as follows:

            (a)   The Fixed Rent payable pursuant to Section 1.04(a) of the Lease (as modified by Paragraph 3(a) of the First Modification, Paragraph 4(a) of the Second Modification, and Paragraph 3(a) of the Third Modification) shall be increased by the sum of TWENTY-ONE THOUSAND SIX HUNDRED TWENTY-SIX and 00/100 DOLLARS ($21,626.00) per annum [or $1,802.17 per month] (hereinafter called the "Additional Storage Space Fixed Rent") on account of the inclusion of the Additional Storage Space in the Premises, which rate is inclusive of the Additional Storage Space Electric Factor, as such term is defined in paragraph 4 hereof (which is subject to increase as set forth therein).

            (b)   In addition to the Tax Payments payable by Tenant pursuant to Article 3 of the Lease (hereinafter called the "Basic Tax Payments") for the Premises demised to Tenant immediately prior to the execution of this Agreement, there shall be computed escalation payments with respect to increases of Taxes attributable to the Additional Storage Space (hereinafter called the "Additional Storage Space Tax Payments"). The Additional Storage Space Tax Payments will be computed in the same manner as the Basic Tax Payments, except that for the purpose of such computations of Additional Storage Space Tax Payments only:

              (i)    The Base Tax Amount, as defined in Section 3.01(b) of the Lease (as modified by Paragraph 3(c)(i) of the First Modification, Paragraph 4(b)(ii) of the Second Modification and Paragraph 3(b)(ii) of the Third Modification), shall mean one-half of the sum of (x) the Taxes for the Tax Year commencing on July 1, 2002, and (y) the Taxes for the Tax Year commencing on July 1, 2003; and

              (ii)   Tenant's Share, as defined in Section 3.01(i) of the Lease (as modified by Paragraph 3(c)(ii) of the First Modification, Paragraph 4(b)(iii) of the Second Modification and Paragraph 3(b)(iii) of the Third Modification), shall mean 0.050 percent (0.050%) with respect to the Additional Storage Space.

    4.    (a)    Notwithstanding anything to the contrary set forth in Article 14 of the Lease (including without limitation Section 14.08 thereof), Landlord shall provide electric service to the Additional Storage Space sufficient to provide adequate lighting thereof in connection with Tenant's use of the Additional Storage Space for the purposes permitted under paragraph 6(a) hereof, and such electric service shall be provided by Landlord on a "rent inclusion" basis and there shall be no separate charge to Tenant for such electric service. The rate of Additional Storage Space Fixed Rent set forth in paragraph 3(a) hereof includes an allowance on account of the supply of electricity to the Additional Storage Space (hereinafter called the "Additional Storage Space Electric Factor"). As of the date of this Agreement, the Additional Storage Space Electric Factor shall mean the sum of $1,966.00 per annum [or $163.83 per month] (calculated at the rate of $2.00 per rentable square foot of the Additional Storage Space per annum). The foregoing rate initially established as the Additional Storage Space Electric Factor (and, accordingly, the rate of Additional Storage Space Fixed Rent set forth in paragraph 3(a) hereof) shall be subject to increase in accordance with Sections 14.04 through 14.06 of the Lease, but in no event shall the Additional Storage Space Electric Factor be reduced below $1,966.00 per annum, nor shall the Additional Storage Space Fixed Rent hereunder be reduced below the rate specified in paragraph 3(a) hereof, by virtue of the provisions of this paragraph 4(a).

            (b)   At Landlord's or Tenant's option, the parties shall execute, acknowledge and deliver to each other a supplemental agreement in such form as Landlord or Tenant, as the case may be, shall reasonably require to reflect each change in the Additional Storage Space Fixed Rent under this paragraph, but in no event shall the parties' failure to do so affect the validity of any such change.

            (c)   Landlord reserves the right to discontinue furnishing electric energy to the Additional Storage Space at any time upon not less than thirty (30) days' notice to Tenant. If Landlord exercises such right, the Lease and this Agreement shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of such termination Landlord shall not be obligated to furnish electric energy to the Additional Storage Space and the Additional Storage Space Fixed Rent payable hereunder shall be reduced by an amount equal to the Additional Storage Space Electric Factor component of such Additional Storage Space Fixed Rent. If Landlord so discontinues furnishing electric energy to the Additional Storage Space, Tenant shall arrange to obtain electric energy directly from the public utility company servicing the Building. Tenant shall apply within thirty (30) days to such public utility company for direct electric service and bear all costs and expenses necessary to comply with all rules and regulations of such public utility company pertinent thereto, and Landlord shall be relieved of any further obligation to furnish electricity to the Additional Storage Space pursuant to this paragraph, except Landlord shall permit its wires, conduits and electrical equipment, to the extent available, suitable and safely capable, to be used for such purpose. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electric energy directly from such public utility company shall be furnished and installed by Landlord at Tenant's expense.

          5.     Tenant agrees to accept the Additional Storage Space in the condition and state of repair in which it exists as of the Additional Storage Space Inclusion Date and understands and agrees that Landlord shall not be required to perform any work, supply any materials, incur any expense or provide any allowance or contribution whatsoever in connection with preparing the Additional Storage Space for Tenant's occupancy.

          6.     Notwithstanding anything to the contrary contained in the Lease, Tenant agrees that Tenant's occupancy of the Additional Storage Space shall be subject to the following additional terms and conditions:

            (a)   Tenant shall use the Additional Storage Space for purposes of storage of files and unused office furniture and equipment only;

            (b)   Tenant may not assign its rights with respect to the Additional Storage Space or sublease the same or allow the same to be used by others except in connection with a permitted assignment of all of Tenant's rights under the Lease or a permitted subletting of the entire Premises pursuant to Article 7 of the Lease; and

            (c)   Landlord shall not be responsible for the rendition or delivery of any services to the Additional Storage Space whatsoever (including without limitation water, heat, ventilation, air-conditioning or cleaning), except that Landlord shall provide electrical service to the Additional Storage Space in accordance with the provisions of Paragraph 4 hereof and Landlord shall provide freight elevator service to the floor on which the Additional Storage Space is located in accordance with the provisions of Section 15.02(c) of the Lease.

          7.     Landlord and Tenant each covenant, warrant and represent that no broker or agent was instrumental in bringing about or consummating this Agreement and that neither had any conversations or negotiations with any broker or agent concerning the leasing of the Additional Storage Space. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker or agent with respect to this

  Agreement. Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of conversations or negotiations had by Landlord with any broker or agent with respect to this Agreement.

          8.     Except as modified by this Agreement, the Lease and all of the covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

          9.     The covenants, agreements, terms, provisions and conditions contained in this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

          10.   This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, termination or discharge is sought.

          11.   This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

          12.   This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BFP ONE LIBERTY PLAZA CO. LLC, Landlord
By:	/s/ Jeremiah B. Larkin Name: Jeremiah B. Larkin Title: Senior Vice President, Director of Leasing
ARCH INSURANCE COMPANY, Tenant
By:	/s/ Martin J. Nilsen Name: Martin J. Nilsen Title: Senior Vice President and General Counsel

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FOURTH LEASE MODIFICATION AGREEMENT